Exhibit 99.1

1847 Holdings Announces First Quarter 2022 Financial Results with Revenue Up 153% to $12.1M

NEW YORK, NY – May 19, 2022 – 1847 Holdings LLC (OTCQB: EFSH) (“1847 Holdings”), a publicly traded holding company platform that combines the attractive attributes of private, lower-middle market businesses with the liquidity and transparency of a publicly traded company, today announced financial results for its first quarter ended March 31, 2022.

Q1 Highlights

•	Generated $12.1 million revenue, up 153% compared to Q1 2021
•	Declared second quarterly cash dividend in March 2022

“An important component of the vision for 1847 Holdings is to share our success with our shareholders, and I am extremely pleased our continued performance has empowered us to declare our second quarterly cash dividend in March,” commented Ellery W. Roberts, CEO of 1847 Holdings. “With conditional approval to list our shares on the NYSE American issued subsequent to the quarter end, which is subject to completion of our public offering, 1847 Holdings is now on the cusp of its next defining milestone achievement. I look forward to sharing our further successes with our shareholders in the months and quarters ahead.”

Financial Highlights

Our total GAAP revenues were $12,073,878 for the three months ended March 31, 2022, as compared to $4,780,275 for the three months ended March 31, 2021.

Revenues from our retail and appliances segment decreased by $743,582, or 22.8%, to $2,520,784 for the three months ended March 31, 2022 from $3,264,366 for the three months ended March 31, 2021. Such decrease was primarily due to ongoing supply chain delays with appliance manufactures and the increased time it takes to receive products.

Revenues from our construction segment increased by $6,395,194, or 421.9%, to $7,911,103 for the three months ended March 31, 2022 from $1,515,909 for the three months ended March 31, 2021. Such increase was primarily due to the acquisitions of High Mountain Door & Trim Inc. (“High Mountain”) and Sierra Homes, LLC d/b/a Innovative Cabinets & Design (“Innovative Cabinets”), which were acquired in the fourth quarter of 2021. Excluding these acquisitions, revenues from the construction segment increased by $145,845, or 9.6%. Such increase was primarily due to increases in the average customer contract in the construction segment.

Revenues from our automotive supplies segment, which was acquired on March 30, 2021, were $1,641,991 for the three months ended March 31, 2022.

Our total cost of sales was $7,749,130 for the three months ended March 31, 2022, as compared to $3,260,682 for the three months ended March 31, 2021.

Cost of sales for our retail and appliances segment decreased by $635,202, or 25.3%, to $1,871,450 for the three months ended March 31, 2022 from $2,506,652 for the three months ended March 31, 2021. Such decrease was primarily due to the corresponding decrease in revenues from the retail and appliance segment. As a percentage of retail and appliances revenues, cost of sales for the retail and appliances segment was 74.2% and 76.8% for the three months ended March 31, 2022 and 2021, respectively.

Cost of sales for our construction segment increased by $4,125,561, or 547.1%, to $4,879,591 for the three months ended March 31, 2022 from $754,030 for the three months ended March 31, 2021. Such increase was primarily due to the acquisitions of High Mountain and Innovative Cabinets, which were acquired in the fourth quarter of 2021. Excluding these acquisitions, cost of sales for the construction segment increased by $151,350, or 20.1%. Such increase was primarily due to the corresponding increase in revenues from the construction segment, as well as increased product and delivery costs. As a percentage of construction revenues, cost of sales for the construction segment was 54.5% and 49.7% for the three months ended March 31, 2022 and 2021, respectively.

Cost of sales for our automotive supplies segment was $998,089 for the three months ended March 31, 2022. As a percentage of automotive supplies revenues, cost of sales for the automotive supplies segment was 60.8% for the three months ended March 31, 2022.

Our total general and administrative expenses were $2,166,207 for the three months ended March 31, 2022, as compared to $1,324,196 for the three months ended March 31, 2021.

Net loss from continuing operations was $927,208 for the three months ended March 31, 2022, as compared to a net loss of $853,992 for the three months ended March 31, 2021.

About 1847 Holdings LLC

1847 Holdings LLC (OTCQB: EFSH), a publicly traded diversified acquisition holding company, was founded by Ellery W. Roberts, a former partner of Parallel Investment Partners, Saunders Karp & Megrue and Principal of Lazard Freres Strategic Realty Investors. 1847 Holdings' investment thesis is that capital market inefficiencies have left the founders and/or stakeholders of many small business enterprises or lower-middle market businesses with limited exit options despite the intrinsic value of their business. Given this dynamic, 1847 Holdings can consistently acquire businesses it views as "solid" for reasonable multiples of cash flow and then deploy resources to strengthen the infrastructure and systems of those businesses in order to improve operations. These improvements may lead to a sale or IPO of an operating subsidiary at higher valuations than the purchase price and/or alternatively, an operating subsidiary may be held in perpetuity and contribute to 1847 Holdings' ability to pay regular and special dividends to shareholders.

Forward-Looking Statements

This press release may contain information about 1847 Holdings’ view of its future expectations, plans and prospects that constitute forward-looking statements. All forward-looking statements are based on our management’s beliefs, assumptions and expectations of our future economic performance, taking into account the information currently available to it. These statements are not statements of historical fact. Forward-looking statements are subject to a number of factors, risks and uncertainties, some of which are not currently known to us, that may cause our actual results, performance or financial condition to be materially different from the expectations of future results, performance or financial position. Our actual results may differ materially from the results discussed in forward-looking statements. Factors that might cause such a difference include but are not limited to the risks set forth in “Risk Factors” included in our SEC filings.

Contact:

Ellery W. Roberts, Founder & CEO

1847 Holdings LLC

Office: 212.417.9800

info@1847holdings.com

Dave Gentry, CEO
RedChip Companies
Office: 1.800.RED.CHIP (733.2447)
Cell: 407.491.4498
EFSH@redchip.com